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EXHIBIT 99.1


FOR IMMEDIATE RELEASE

SOURCE: THE HARTCOURT COMPANIES, INC.
SHANGHAI, FEBRUARY 24, 2005 AT 6.30AM EST
PRESS RELEASE

                  HARTCOURT COMPLETED CONTROL TECH ACQUISITION

SHANGHAI - FEBRUARY 24, 2005-- THE HARTCOURT COMPANIES, INC. (OTC BB: HRCT,
FRANKFURT: 900009), today announced that it has completed the acquisition of Control Tech. Beginning March 1, 2005, Control Tech's financial statements will be consolidated and reported under Hartcourt. Hartcourt believes that the acquisition of Control Tech is in line with its business strategy to move into attractive, value added segments of the fast-growing China IT industry.

         Control Tech is a leading distributor and professional service provider in the interactive/multimedia industry in China. Control Tech is the key distributor and marketing partner of Radvision and ClearOne in China, specializing in the distribution of video and audio conferencing equipment and providing multimedia communication services, as well as related after-sale services, with sales channels covering all of China. Control Tech experienced 34% revenue growth in 2004 and is expected to double that growth in 2005.

         The acquisition of Control Tech by Hartcourt was paid for in shares of Hartcourt common stock, and the total number of shares delivered at closing was adjusted up to 19.6 million shares of Hartcourt common stock from 8.5 million pursuant to a purchase price adjustment provision of the acquisition agreement to reflect the decrease in Hartcourt's share price.

         Mr. Li Yi Zheng, Director of Control Tech, comments, "We are excited about being a part of Hartcourt family of companies. The Hartcourt resources will significantly strengthen our competitive position as we aggressively expand our presence in the multimedia communication market in China."

ABOUT HARTCOURT

Hartcourt's achievements and operations can be found on its web site:
WWW.HARTCOURT.COM


Forward-looking statements

The statements made in this press release, which are not historical facts, contain certain forward-looking statements concerning potential developments affecting the business, prospects, financial condition and other aspects of the company to which this release pertains. The actual results of the specific items described in this release, and the company's operations generally, may differ materially from what is projected in such forward-looking statements. Although such statements are based upon the best judgments of management of the company as of the date of this release, significant deviations in magnitude, timing and other factors may result from business risks and uncertainties including, without limitation, the company's dependence on third parties, general market and economic conditions, technical factors, the availability of outside capital, receipt of revenues and other factors, many of which are beyond the control of the company. The company disclaims any obligation to update information contained in any forward-looking statement.

Contact:

For Hartcourt:

Ms Tingting Ni, Tel: + 86 21 52138810 Fax: + 86 21 52138870
Email: ir@hartcourt.com

For Adam Friedman Associates:
Leslie Wolf-Creutzfeldt, Tel: 212 981-2529 X 11
Email: leslie@adam-friedman.com